EXHIBIT 99.1


Press Release


Huayang International Holdings, Inc. announces the Opening of the
Sheraton Shenyang Lido Hotel


Shenyang, China -- June 3, 2002 -- Huayang International Holdings, Inc. (OTCBB: HIHI) today announced the opening of the Sheraton Shenyang Lido Hotel in Shenyang, China, a major Chinese city with a population of nearly seven million.

The hotel is managed by Starwood Hotels and Resorts Worldwide Inc. (NYSE: HOT). Huayang International Holdings, Inc. holds a 20% interest in the hotel, which is the largest hotel in northeastern China.

Conveniently located in the heart of Shenyang's newly established central business district, the 623-room upscale business hotel is the city's newest and largest hotel, just minutes away from the International Exhibition Center, the railway station and the city's international airport.

"The Sheraton Shenyang Lido Hotel is well positioned to cater to the growing needs of business and leisure development in the northern part of China," said Miguel Ko, President of Starwood Hotels & Resorts Worldwide Inc., Asia Pacific, in a press release issued by Starwood.

ABOUT HUAYANG INTERNATIONAL HOLDINGS, INC.

Organized in Nevada, the United States, Huayang International Holdings, Inc. is a real estate development company operated in China. In addition to real estate development, the Company also seeks to invest in biotechnology, tele-medicine and other high growth sectors in China. The Company is committed to leverage its management, technology and market expertise to capitalize on the rapid growth of the Chinese market.

For more information about the company, please visit www.hihi.us

ABOUT STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 750 properties in more than 80 countries and 110,000 employees at its owned and managed properties. For more information about Starwood, please visit www.starwood.com.

"SAFE HARBOR" CAUTIONARY STATEMENT

This press release contains "forward-looking statements" regarding future business opportunities and activities. Such forward-looking information involves important risks and uncertainties that could significantly affect future results. These risks and uncertainties include, but are not limited to, those relating to economic, political, legal and social conditions in the People's Republic of China, dependence upon key management personnel, competition, material factors relating to the operations of the business, and domestic and global general economic conditions.

CONTACT:

Huayang International Holdings, Inc.
Mary Wang
Phone: (86)(24) 2318-0688
Fax: (86)(24) 2318-0944
Email: ir@hihi.us